Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results

for the Fourth Quarter of 2008 and the Full Year of 2008

Burr Ridge, Illinois—(February 23, 2009) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) reported net income of $7.9 million and basic earnings per share of $0.40 for the three months ended December 31, 2008, compared to net income of $929,000 and basic earnings per share of $0.05 for the three months ended December 31, 2007.

BankFinancial’s operating results for the fourth quarter of 2008 included a pre-tax charge of $2.0 million on the early extinguishment of borrowings, in accordance with Emerging Issues Task Force 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments. The Bank elected to pursue certain balance sheet restructuring strategies as a result of the historically low interest rate environment. The restructuring consisted of retiring a $25.0 million Federal Home Loan Bank of Chicago (“FHLBC”) term advance and replacing it with a new FHLBC advance with an adjustable interest rate and a maturity of approximately one month. BankFinancial also recorded a tax benefit of $10.1 million related to Freddie Mac preferred stock impairment losses that it recorded as of September 30, 2008, but because the Emergency Economic Stabilization Act of 2008 was not enacted until October 3, 2008, the tax benefit was applied to BankFinancial’s results of operations for the quarter ending December 31, 2008.

For the year ended December 31, 2008, BankFinancial reported a net loss of $19.4 million and basic loss per share of $0.98, compared to net income of $7.2 million and basic earnings per share of $0.35 for the year ended December 31, 2007. Net income for the year ended December 31, 2008 included a $35.9 million pre-tax impairment loss on BankFinancial’s Freddie Mac preferred stocks. Additional factors affecting the change in net income from year to year included a $2.0 million pre-tax loss on the early extinguishment of borrowings relating to the prepayment of the $25 million FHLBC term advance. In addition, increased our general loan loss reserves for performing loans by $1.8 million due to national and local economic factors, increased our specific loan loss reserves for non-performing loans by $1.9 million and recorded net loan charge-offs of $1.4 million.

At December 31, 2008, BankFinancial had total assets of $1.555 billion, total loans of $1.268 billion, total deposits of $1.070 billion and stockholders’ equity of $267 million. Its wholly-owned subsidiary, BankFinancial, F.S.B., is considered well capitalized under applicable banking laws and regulations, with a total capital to risk weighted assets ratio of 14.69%, a Tier 1 capital to risk weighted assets ratio of 13.79%, and a Tier 1 capital to adjusted total assets ratio of 12.08% at December 31, 2008. The minimum capital requirements that must be met to be considered well capitalized are a total capital to risk weighted assets ratio of at least 10%, a Tier 1 capital to risk weighted assets ratio of at least 6%, and a Tier 1 capital to adjusted total assets ratio of at least 5%.

BankFinancial filed its Annual Report on Form 10-K for the year ended December 31, 2008 and a Quarterly Financial and Statistical Supplement on Form 8-K with the SEC today. Both reports will be available on BankFinancial’s website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC’s website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial’s management will review fourth quarter and full year 2008 results in a conference call and webcast for stockholders and analysts on Tuesday, February 24, 2009 at 9:30 a.m. Central Standard Time (CST). The conference call may be accessed by calling (866) 314-5232 and using participant passcode 43348772. The conference call will be simultaneously webcast at www.bankfinancial.com, on the Stockholder Information page. For those persons unable to participate in the conference call, the webcast will be archived through 5:00 p.m. CST on March 10, 2009 on BankFinancial’s website.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation became a publicly-traded company on June 24, 2005, and its common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company’s website.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s website at http://www.sec.gov or on BankFinancial’s website at http://www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:

Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan,	Gregg T. Adams,
Senior Vice President – Controller	Executive Vice President – Marketing & Sales
BankFinancial Corporation	BankFinancial F.S.B.
Telephone: 630-242-7151	Telephone: 630-242-7234